 Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2019 RESULTS

Boston, Massachusetts, February 26, 2020.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2019 results. Net income for the quarter ended December 31, 2019 was $28.1 million, or $1.82 per diluted share, compared to net income of $18.3 million, or $1.19 per diluted share, for the comparable 2018 period. Net income for the year ended December 31, 2019 was $99.6 million, or $6.46 per diluted share, compared to net income of $83.2 million, or $5.43 per diluted share, for the comparable 2018 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended December 31, 2019 was $1.44  per diluted share, compared to $1.83 per diluted share, for the comparable 2018 period. Non-GAAP operating income for the year ended December 31, 2019 was $5.25 per diluted share, compared to $6.12 per diluted share, for the comparable 2018 period. Safety’s book value per share increased to $52.55 at December 31, 2019 from $47.01 at December 31, 2018, primarily as a result of net income and an increase in unrealized gains, partially offset by dividends paid. Safety paid $3.40 per share in dividends to investors during the year ended December 31, 2019 compared to $3.20 per share during the year ended December 31, 2018.

Direct written premiums for the quarter ended December 31,  2019 increased  by $2.7 million, or 1.4%, to $189.7 million from $187.0 million for the comparable 2018 period. Direct written premiums for the year ended December 31, 2019 increased by $8.7 million, or 1.0%, to $852.4 million from $843.7 million for the comparable 2018 period. The 2019 increase occurred primarily in our commercial automobile and homeowners lines of business.

Net written premiums for the quarter ended December 31, 2019 increased by $1.7 million, or 1.0%, to $175.6 million from $173.9 million for the comparable 2018 period. Net written premiums for the year ended December 31, 2019 increased by $7.5 million, or 1.0%, to $794.4 million from $786.9 million for the comparable 2018 period. Net earned premiums for the quarter ended December 31, 2019 increased by $1.0 million, or 0.5%, to $199.5 million from $198.5 million for the comparable 2018 period.  Net earned premiums for the year ended December 31,  2019 increased by $7.2 million, or 0.9%, to $788.8 million from $781.6 million for the comparable 2018 period. Net written and net earned premiums increased primarily due to increases in our commercial automobile and homeowners lines of business.

For the quarter ended December 31,  2019, loss and loss adjustment expenses incurred increased by $8.5 million, or 7.2%, to $126.4 million from $117.9 million for the comparable 2018 period. For the year ended December 31, 2019, loss and loss adjustment expenses incurred increased by $24.3 million, or 5.0%, to $509.8 million from $485.5 million for the comparable 2018 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31,  2019 were 63.4%,  31.1%, and 94.5%, respectively, compared to 59.4%,  31.1%, and 90.5%, respectively, for the comparable 2018 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the year ended December 31, 2019 were 64.6%,  31.0%, and 95.6%, respectively, compared to 62.1%,  31.6%, and 93.7%, respectively, for the comparable 2018 period. Total prior year favorable development included in the pre-tax results for the quarter ended December 31, 2019 was $16.5 million compared to $17.1 million for the comparable 2018 period. Total prior year favorable development included in the pre-tax results for the year ended December 31, 2019 was $42.0 million compared to $56.5 million for the comparable 2018 period.

Net investment income for the quarter ended December 31,  2019 increased by $0.5 million, or 3.7%, to $12.4 million from $11.9 million for the comparable 2018 period.  Net investment income for the year ended December 31, 2019 increased by $2.9 million, or 6.6%, to $46.7 million from $43.8 million for the comparable 2018 period. The increase is a result of an increase in the average invested asset balance and improved investment income yields compared to the prior year.    Net effective annualized yield on the investment portfolio for the quarter ended December 31, 2019 was 3.6%  compared to 3.5% for the comparable 2018 period. Net effective annualized yield on the investment portfolio for the year ended December 31,  2019 was 3.4% compared to 3.3% for the comparable 2018 period. Our duration on fixed maturities was 3.3 years at December 31, 2019 and 3.6 years at December 31, 2018,  respectively.

On February 14, 2020,  our Board of Directors approved a $0.90 per share quarterly cash dividend on its issued and outstanding common stock payable on March 16, 2020 to shareholders of record at the close of business on March 2, 2020.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and operating income per diluted share consist of our GAAP net income adjusted by the net realized gains, net impairment losses on investments, change in net unrealized gains on equity securities and taxes related thereto. For the quarter ended December  31, 2019, an increase of $6.3 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to a decrease of $12.6 million recognized in the comparable 2018 period. For the year ended December  31, 2019, an increase of $21.5 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a decrease of $16.3 million recognized in the comparable 2018 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2018 Form 10-K with the SEC on February 28,  2019 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2018 filed with the SEC on February 28,  2019.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,192,357 and $1,175,413)	$1,228,040	$1,161,862
Equity securities, at fair value (cost: $151,121 and $142,948)	177,637	148,011
Other invested assets	37,278	23,481
Total investments	1,442,955	1,333,354
Cash and cash equivalents	44,407	37,582
Accounts receivable, net of allowance for doubtful accounts	193,369	190,062
Receivable for securities sold	1,784	1,039
Accrued investment income	8,404	8,420
Taxes recoverable	1,003	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	11,319	13,691
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	122,372	108,398
Ceded unearned premiums	35,182	33,974
Deferred policy acquisition costs	74,287	73,355
Deferred income taxes	—	8,749
Equity and deposits in pools	29,791	28,094
Operating lease right-of-use-assets	33,998	—
Other assets	23,798	19,522
Total assets	$2,022,669	$1,856,240

Liabilities
Loss and loss adjustment expense reserves	$610,566	$584,719
Unearned premium reserves	442,219	435,380
Accounts payable and accrued liabilities	75,016	71,896
Payable for securities purchased	6,377	5,156
Payable to reinsurers	12,911	12,220
Deferred income taxes	5,717	—
Taxes payable	—	6,090
Operating lease liabilities	33,998	—
Other liabilities	27,459	22,135
Total liabilities	1,214,263	1,137,596

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,662,779 and 17,566,180 shares issued	177	176
Additional paid-in capital	202,321	196,292
Accumulated other comprehensive income (loss), net of taxes	28,190	(10,706)
Retained earnings	661,553	616,717
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	808,406	718,644
Total liabilities and shareholders’ equity	$2,022,669	$1,856,240

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net earned premiums	$199,450	$198,461	$788,777	$781,587
Net investment income	12,393	11,949	46,665	43,788
Earnings from partnership investments	506	376	1,937	6,915
Net realized gains on investments	1,463	278	2,976	3,226
Change in net unrealized gains on equity investments	6,286	(12,575)	21,454	(16,324)
Net impairment losses on investments (a)	(492)	—	(889)	(228)
Finance and other service income	4,293	4,412	16,833	17,533
Total revenue	223,899	202,901	877,753	836,497

Losses and loss adjustment expenses	126,460	117,949	509,846	485,513
Underwriting, operating and related expenses	61,949	61,718	244,136	246,643
Interest expense	23	23	90	90
Total expenses	188,432	179,690	754,072	732,246

Income before income taxes	35,467	23,211	123,681	104,251
Income tax expense	7,365	4,865	24,080	21,056
Net income	$28,102	$18,346	$99,601	$83,195

Earnings per weighted average common share:
Basic	$1.84	$1.21	$6.52	$5.48
Diluted	$1.82	$1.19	$6.46	$5.43

Cash dividends paid per common share	$0.90	$0.80	$3.40	$3.20

Number of shares used in computing earnings per share:
Basic	15,220,902	15,092,305	15,201,132	15,080,269
Diluted	15,340,518	15,267,325	15,337,807	15,229,898

(a) No portion of the other-than-temporary impairments recognized in the period indicated were included in Other Comprehensive Income.

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$28,102	$18,346	$99,601	$83,195
Exclusions from net income:
Net realized gains on investments	(1,463)	(278)	(2,976)	(3,226)
Change in net unrealized gains on equity investments	(6,286)	12,575	(21,454)	16,324
Net impairment losses on investments	492	-	889	228
Income tax expense (benefit) on exclusions from net income	1,524	(2,582)	4,944	(2,798)
Non-GAAP operating income	$22,369	$28,061	$81,004	$93,723

Net income per diluted share	$1.82	$1.19	$6.46	$5.43
Exclusions from net income:
Net realized gains on investments	(0.10)	(0.02)	(0.19)	(0.21)
Change in net unrealized gains on equity investments	(0.41)	0.82	(1.40)	1.07
Net impairment losses on investments	0.03	-	0.06	0.01
Income tax expense (benefit) on exclusions from net income	0.10	(0.16)	0.32	(0.18)
Non-GAAP operating income per diluted share	$1.44	$1.83	$5.25	$6.12

Safety Insurance Group, Inc. and Subsidiaries

 Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Written Premiums
Direct	$189,671	$186,962	$852,404	$843,675
Assumed	8,498	8,408	32,391	32,403
Ceded	(22,579)	(21,492)	(90,386)	(89,166)
Net written premiums	$175,590	$173,878	$794,409	$786,912

Earned Premiums
Direct	$213,841	$212,434	$845,102	$836,759
Assumed	8,111	7,960	32,853	32,196
Ceded	(22,502)	(21,933)	(89,178)	(87,368)
Net earned premiums	$199,450	$198,461	$788,777	$781,587